EXHIBIT 23.5

CONSENT OF HERBERT C. OSBORNE

The undersigned, Herbert Osborne, hereby states as follows:

I, Herbert Osborne, assisted with the preparation of the “NI 43-101 Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 (the “Technical Report”), portions of which are summarized (the “Summary Material”) in this Registration Statement on Form S-1.

I hereby consent to the Summary Material and the reference to my name and the name of H.C. Osborne and Associates in the Form S-1 concerning the Technical Report.

Date: May 12, 2014	By:	/s/ Herbert C. Osborne

	Name:	Herbert C. Osborne, Metallurgical Eng.
H.C. Osborne and Associates